UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2017  (February 24, 2017)

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) On February 24, 2017, Paul Sturman was elected to serve on the Company’s board of directors (the “Board”). The Board elected Mr. Sturman to fill a vacancy on our Board, in accordance with our Company’s Bylaws. Mr. Sturman has been elected to serve on the audit committee of the Board.

Mr. Sturman has worked in the healthcare industry in a variety of leadership positions. At Pfizer, Mr. Sturman ran the Global Consumer Healthcare division, one of the largest over-the-counter healthcare products companies in the world. He also previously served as President of Johnson & Johnson’s North American Consumer Health division as well as numerous leadership roles in marketing, brand, and sales management with Warner Lambert. Mr. Sturman also briefly served as President and CEO of NJOY, Inc. He is a member of the Board of Trustees of the Foundation for Morristown Medical Center, which works to advance healthcare for patients by preserving and expanding programs and services in patient care, clinical research, medical and public health education, and preventive medicine.

There is no arrangement or understanding between Mr. Sturman and any other persons pursuant to which Mr. Sturman was selected as a director. There are no family relationships between Mr. Sturman and any director or executive officer of the Company and no transactions involving Mr. Sturman that would require disclosure under Item 404(a) of Regulation S-K.

Effective February 24, 2017, he will be entitled to receive non-employee director compensation as approved by us and in effect from time to time. Our current non-employee director compensation program that is in effect is described in a separate Form 8-K filed as of May 13, 2016, and such terms are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Date: March 2, 2017	By:	/s/ Steve Hoffman
Steve Hoffman, President and Chief Executive Officer